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                                                                  Exhibit No. 15

September 27, 2002


Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549



Commissioners:


We are aware that our report dated February 14, 2002, except as to Note 9, for which the date is August 26, 2002 on our review of the interim financial information of TRC Companies, Inc. for the period ended December 31, 2001 and included in the Company's quarterly report on Form 10-Q/A for the quarter then ended is incorporated by reference in its Registration Statements on Form S-3 (Nos. 33-84660, 333-74528 and 333-88176) and in the Registration Statements on Form S-8 (Nos. 2-66247, 2-77690, 33-18771, 33-26748, 33-38810, 33-45169,
33-70662, 33-87446, 33-87448, 33-97332 and 333-57463).

Yours very truly,


/s/ PricewaterhouseCoopers LLP


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